                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            POCAHONTAS BANCORP, INC.

                                (Name of Issuer)

                          COMMON STOCK, PAR VALUE $0.01

                         (Title of Class of Securities)

                                    730234101

                                 (CUSIP Number)

                             THOMAS L. SEIFERT, ESQ.
               515 MADISON AVENUE, SUITE 2000, NEW YORK, NY 10022
                                  212-310-0543

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 APRIL 21, 1999

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to e "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of this Act (however, see the Notes).

CUSIP NO. 730234101                                           Page 2 of 19 Pages

--------------------------------------------------------------------------------

1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Drake Associates L.P.
                                   13-3476514
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                           Delaware

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  175,612

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                    -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             175,612
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                               -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            175,612
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                        [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                             2.90%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                             PN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 3 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Anglo American Security Fund L.P.
                                   13-3316427
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Delaware

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                    10,000

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                    -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                                10,000
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                               -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                              10,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                            0.17%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                           PN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 4 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                             Aviation Services, L.P.
                                   11-3182441
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                       [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Illinois

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                   7,500

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                  -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                              7,500
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                             -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                             7,500
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                         [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                          0.12%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 5 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Diversified Long Term Growth Fund L.P.
                                   13-3470412
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                       [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Delaware

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  20,000

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                  -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             20,000
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                             -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            20,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         0.33%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        PN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 6 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   Global Strategic Investment Holdings, Inc.

--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       British Virgin
                                                              Islands
--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  25,000

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                 -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             25,000
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            25,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         0.41%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        CO

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 7 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              J.S. Grace, Jr. L.P.
                                   13-3355102
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       New York

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  7,500

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                 -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             7,500
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            7,500
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         0.12%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        PN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 8 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Lorraine Marie Grace L.P.
                                   58-2223817
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Delaware

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  7,500

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                 -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             7,500
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            7,500
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         0.12%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        PN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                           Page 9 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     Sterling Grace Capital Management, L.P.
                                   13-3354180
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Delaware

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  30,000

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                  -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             30,000
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                             -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            30,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         0.50%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        PN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 10 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Victoria Alice Grace L.P.
                                   58-2223806
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Delaware

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  7,500

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                 -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             7,500
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            7,500
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         0.12%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        PN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 11 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Butterfield Trust (Bermuda)Limited as Trustee
                      of Trust # 1487 FBO Lorraine G. Grace
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Bermuda

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  145,367

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                  -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             145,367
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                             -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            145,367
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         2.40%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        OO

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 12 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Butterfield Trust (Bermuda) Limited as Trustee
                    of Trust # 1550 FBO Oliver R. Grace, Jr.
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                       [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Bermuda

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  65,245

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                 -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             65,245
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                            -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            65,245
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         1.08%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        OO

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 13 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 FS (1994) L.P.
                                   11-3239125
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                       [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Delaware

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  7,000

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                  -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             7,000
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                             -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            7,000
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         0.12%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        PN

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 14 of 19 Pages

--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                    OBX, Inc.
                                   11-3089277
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)   [    ]
                                                                    (b)   [    ]
--------------------------------------------------------------------------------
3. S.E.C. USE ONLY


--------------------------------------------------------------------------------
4. SOURCE OF FUNDS*                                               WC

--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
   REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)                                [    ]
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION                       Delaware

--------------------------------------------------------------------------------
               7. SOLE VOTING POWER                                  7,500

 NUMBER OF    ------------------------------------------------------------------
  SHARES       8. SHARED VOTING POWER                                  -0-
BENEFICIALLY
 OWNED BY     ------------------------------------------------------------------
    EACH       9. SOLE DISPOSITIVE POWER                             7,500
 REPORTING
PERSON WITH   ------------------------------------------------------------------
              10. SHARED DISPOSITIVE POWER                             -0-

--------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY
    EACH REPORTING PERSON                                            7,500
--------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW
    (11) EXCLUDES CERTAIN SHARES*                                          [ X ]
--------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN
    ROW (11)                                                         0.12%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*                                        CO

--------------------------------------------------------------------------------
                      * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP NO. 730234101                                          Page 15 of 19 Pages


         This filing is Amendment Number 1 to the Schedule 13D filed by the Registrants on June 22, 1998, which is incorporated herein by reference.


ITEM 2. IDENTITY AND BACKGROUND

         Item 2 is hereby amended to include the following:

         (e) Global Investment Holding Fund, Inc. changed its name to Global Strategic Investment Holdings, Inc. ("Global") effective July 3, 1998.

         (k) FS (1994) L.P. ("FSLP") is a Delaware limited partnership engaged in the business of investing in securities. FSLP's principal business address is 55 Brookville Road, Glen Head, New York 11545.

         FSLP's general partner is Frank's Sports Corp. ("Frank's"), a Delaware corporation engaged in the business of investing in securities. Its principal business address is 55 Brookville Road, Glen Head, New York 11545. Oliver R. Grace, Jr. is the sole officer and director. The stockholders of Frank's are the seven children of Oliver R. Grace, Jr.

         (l) OBX, Inc. ("OBX") is a Delaware corporation engaged in the business of making charitable contributions. OBX's principal business address is 55 Brookville Road, Glen Head, New York 11545. Oliver R. Grace, Jr. is President, Treasurer and sole stockholder of OBX.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Item 3 is hereby amended to include the following:

         The aggregate purchase price of the 14,500 shares owned by FSLP and OBX was approximately $99,892. The shares were paid for out of working capital. In each case, funds available in standard margin accounts maintained by each such Registrant were used.


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         Item 5 is hereby amended as follows:

         Registrants believe that 6,059,044 shares of the Issuer are presently issued and outstanding.

CUSIP NO. 730234101                                          Page 16 of 19 Pages


         (a) The Registrants beneficially own an aggregate of 515,724 shares, representing approximately 8.51% of the shares issued and outstanding. Reference is made to the second cover pages attached hereto for the number of shares beneficially owned by each of the Registrants.

         (b) The Registrants have the sole power to vote or to direct the vote and sole power to dispose or to direct to dispose 515,724 shares indicated in
Item 5(a). Reference is made to each of the second cover pages for the number of shares in respect of each Registrant.

         (c) Within the past 60 days Registrants have purchased shares in the amounts and at the per share prices set forth below.

                                          Amount of       Price
                                           Shares          Per      Aggregate
     Buyer                    Date        Purchased       Share       Price
     -----                    ----        ---------       -----       -----
OBX, Inc.                  04/09/99         7,500       $   7.00      $52,800

FS (1994) L.P.             04/21/99         7,000       $   6.73      $47,092

CUSIP NO. 730234101                                          Page 17 of 19 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 30, 1999                     DRAKE ASSOCIATES, L.P.

                                          By: /S/ JOHN S. GRACE
                                             ---------------------------------
                                             Name:  John S. Grace
                                             Title: Chairman, Associated Asset
                                                    Management, Inc., its
                                                    General Partner


Dated: April 30, 1999                     ANGLO AMERICAN SECURITY FUND L.P.

                                          By: /S/ JOHN S. GRACE
                                             -----------------------------------
                                             Name:  John S. Grace
                                             Title: General Partner


Dated: April 30, 1999                     AVIATION SERVICES, L.P.

                                          By: /S/ LOLA N. GRACE
                                             -----------------------------------
                                             Name:  Lola N. Grace
                                             Title: General Partner


Dated: April 30, 1999                     DIVERSIFIED LONG TERM GROWTH FUND L.P.

                                          By: /S/ JOHN S. GRACE
                                             -----------------------------------
                                             Name:  John S. Grace
                                             Title: Chairman, Associated Asset
                                                    Management, Inc., its
                                                    General Partner

CUSIP No. 730234101                                          Page 18 of 19 Pages


Dated: April 30, 1999                 GLOBAL STRATEGIC INVESTMENT HOLDINGS, INC.

                                      By: /S/ KEN MORGAN
                                         ---------------------------------------
                                      Name:  Ken Morgan
                                      Title: Executive Officer of
                                             Woodbourne Corporation (BVI)
                                             Ltd., its Director


Dated: April 30, 1999                 J. S. GRACE, JR. L.P.

                                      By: /S/ JOHN S. GRACE
                                         ---------------------------------------
                                         Name:  John S. Grace
                                         Title: President, John S. Grace, Jr.,
                                                Inc., its General Partner


Dated: April 30. 1999                 LORRAINE MARIE GRACE L.P.

                                      By: /S/ JOHN S. GRACE
                                         ---------------------------------------
                                         Name:  John S. Grace
                                         Title: President, Lorraine Marie
                                                Grace, Inc., its General
                                                Partner


Dated: April 30, 1999                 STERLING GRACE CAPITAL MANAGEMENT, L.P.

                                      By: /S/ JOHN S. GRACE
                                         ---------------------------------------
                                         Name:  John S. Grace
                                         Title: President, Sterling Grace
                                                Corp., its General Partner


Dated: April 30, 1999                 VICTORIA ALICE GRACE, L.P.

                                      By: /S/ JOHN S. GRACE
                                         ---------------------------------------
                                         Name:  John S. Grace
                                         Title: President, Victoria Alice
                                                Grace, Inc., its General
                                                Partner

CUSIP No. 730234101                                          Page 19 of 19 Pages


Dated: April 30, 1999                 BUTTERFIELD TRUST (BERMUDA) LIMITED
                                      AS TRUSTEE OF TRUST # 1487 FBO LORRAINE
                                      G. GRACE AND AS TRUSTEE OF TRUST # 1550
                                      FBO OLIVER R. GRACE, JR.

                                      By: /S/ ROBIN A. BARNES
                                         ---------------------------------------
                                         Name: Robin A. Barnes
                                         Title: Managing Director


Dated: April 30, 1999                 FS (1994)L.P.

                                      By: /S/ Oliver R. Grace, Jr.
                                         ---------------------------------------
                                         Name: Oliver R. Grace, Jr.
                                         Title: President, Frank's Sports
                                                Corp., its General Partner


Dated: April 30, 1999                 OBX, INC.

                                      By: /S/ Oliver R. Grace, Jr.
                                         ---------------------------------------
                                         Name: Oliver R. Grace, Jr.
                                         Title: President